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                          June 1, 2022

       Chaya Hendrick
       Chief Executive Officer
       SmartMetric, Inc.
       3960 Howard Hughes Parkway, Suite 500
       Las Vegas, Nevada 89169

                                                        Re: SmartMetric, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed May 23, 2022
                                                            File No. 333-265152

       Dear Ms. Hendrick:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Gregory
Herbers at 202-551-8028 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing